FOR IMMEDIATE RELEASE      FOR FURTHER INFORMATION CONTACT:
---------------------      --------------------------------
October 17, 2006           Vito S. Pantilione, President and CEO
                           Ernest D. Huggard, Senior Vice President, CFO
                           (856) 256-2500

PARKE BANCORP, INC. REPORTS A RECORD NET INCOME INCREASE OF 35% FOR THE FIRST NINE MONTHS IN 2006

     Washington Township, New Jersey -- October 17, 2006 - Parke Bancorp, Inc. (Nasdaq: "PKBK"), Washington Township, New Jersey, today announced net income for the nine months ended September 30, 2006 of $3.4 million, or $1.02 diluted income per share, compared to net income of $2.5 million, or $0.80 diluted income per share, a 35.2% increase over the same period last year.

     Total assets grew by $47.6 million, or 16.0%, to $345.4 million at September 30, 2006, compared to $297.8 million at December 31, 2005. This increase was primarily due to strong loan growth of $41.8 million, or 16.1%, resulting in total loans of $300.8 million at September 30, 2006, as compared to total loans of $259.0 million at December 31, 2005. Investment securities increased $1.6 million, or 6.6%, from $24.4 million at December 31, 2005, to $26.0 million at September 30, 2006. The allowance for loan losses increased by 21.7%, or $771,500, to $4.3 million, or 1.4%, of total loans at September 30, 2006.

     Deposits increased by a robust $39.2 million, or 16.9%, to $271.3 million at September 30, 2006, from $232.1 million at December 31, 2005. Borrowings increased by $4.6 million, or 12.7%, to $40.6 million at September 30, 2006 from $36.0 million at December 31, 2005.

     Net income was $3.4 million, or $1.02 fully diluted earnings per share, for the nine months ended September 30, 2006, compared to net income of $2.5 million, or $0.80 fully diluted earnings per share, for the nine months ended September 30, 2005. The $900 thousand, or 35.2%, increase in net income is attributable primarily to increases in net interest income of $2.4 million, or 30.8%, to $10.0 million for the nine months ended September 30, 2006, as compared to net interest income of $7.7 million for the nine months ended September 30, 2005.

     Interest income increased $6.2 million, or 51.0%, to $18.5 million for the nine months ended September 30, 2006, as compared to interest income of $12.2 million for the same period in 2005. Interest expense also increased from $4.6 million for the nine months September 30, 2005 to $8.5 million for the nine months ended September 30, 2006, which represents an increase of 84.7%, or $3.9 million. The continued deposit growth and rising interest rates attributed to the increase in interest expense.

     Non-interest expense increased 24.0%, or $805 thousand, to $4.2 million for the nine months ended September 30, 2006, from $3.4 million for the nine months ended September 30, 2005. The increase is primarily attributable to the additional employees needed for our recently opened Philadelphia office and our new loan production office in Millville, NJ..


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
     According to our President and CEO, Vito Pantilione, "Parke Bancorp's continued exceptional growth and increased profitability is reflective of our focus on personal banking services at competitive rates. The recent softening of the real estate market creates increased challenges to the banking industry. Our commitment to providing our loan customers with a quick response and loan structure that is flexible is reflected in the $41.8 million growth in our loan portfolio. It always comes down to people, and I am proud of our employees for their commitment to A Return to Better Banking."

     Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It conducts its bank business through branch offices located in Northfield, New Jersey, two branch offices located in Washington Township, New Jersey and its newest branch in Philadelphia on 1610 Spruce Street. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small to mid-sized businesses primarily in Gloucester, Atlantic and Cape May Counties in New Jersey and the Philadelphia area in Pennsylvania. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the Nasdaq Stock Market under the symbol "PKBK."


SELECTED FINANCIAL CONDITION DATA

                                                           SEPTEMBER 30,      DECEMBER 31,      CHANGE
                                                               2006              2005              %
                                                           -------------      ------------      ------
                                                         (in thousands)     (in thousands)
Total assets                                                $345,430            $297,810        16.0%
Cash and cash equivalents                                     $8,201              $4,380        87.2%
Investment securities                                        $26,049             $24,429         6.6%
Loans receivable, net                                       $296,450            $255,461        16.0%
Deposits                                                    $271,299            $232,056        16.9%
Other borrowings                                             $40,548             $35,967        12.7%
Stockholders' equity                                         $30,053             $27,193        10.5%

SELECTED FINANCIAL RATIOS

                NINE MONTHS ENDED                                SEPTEMBER             SEPTEMBER
                                                                   2006                  2005
                                                                   ----                  ----
Return on average assets                                            1.1%                 1.3%
Return on average equity                                           11.7%                12.5%
Interest rate spread                                                3.8%                 3.9%
Net interest rate margin                                            4.3%                 4.3%
Efficiency ratio                                                   39.2%                43.9%

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

SELECTED OPERATIONS DATA

                NINE MONTHS ENDED                        SEPTEMBER 30,         SEPTEMBER 30,       CHANGE
                                                             2006                  2005                %
                                                             ----                  ----                -
                                                       (in thousands)       (in thousands)
Interest and dividend income                              $18,481                $12,238            51.0%
Interest expense                                           $8,481                 $4,591            84.7%
   Net interest income                                    $10,000                 $7,647            30.8%
Provision for loan losses                                    $774                   $806            (4.0)%
Net interest income after
   provision for loan losses                               $9,226                 $6,841            34.9%
Non-interest income                                          $612                   $709           (13.6)%
Non-interest expense                                       $4,155                 $3,351            24.0%
Income before income taxes                                 $5,683                 $4,199            35.3%
Provision for income taxes                                 $2,270                 $1,674            35.6%
Net income                                                 $3,413                 $2,525            35.2%

Basic income per share                                      $1.21                   $.94            28.7%
Diluted income per share                                    $1.02                   $.80            27.5%

Weighted shares - basic                                 2,814,597              2,682,287
Weighted shares - diluted                               3,344,241              3,152,287

  ASSET QUALITY DATA

                                                                SEPTEMBER 30,         DECEMBER 31,
                                                                     2006                 2005
                                                                     ----                 ----
                                                                (in thousands)       (in thousands)
Allowance for loan losses                                           $4,345               $3,574
Percentage of allowance for
   loan losses of total loans                                         1.4%                 1.4%
Non-accrual loans                                                   $1,916               $1,935
Repossessed assets                                                    $460                 $485


         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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